Exhibit (a) (6)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

inSilicon Corporation

at

$4.05 Net Per Share

by

Ferrite Acquisition Corp.,

a wholly owned subsidiary of

Synopsys, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 4, 2002, UNLESS THE OFFER IS EXTENDED.

August 6, 2002

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated August 6, 2002 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the “Offer”) relating to the Offer by Ferrite Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Synopsys, Inc., a Delaware corporation (“Synopsys”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of inSilicon Corporation, a Delaware corporation (“inSilicon”), at a price of $4.05 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer. Also enclosed for your consideration is a letter to the stockholders of inSilicon from the President and Chief Executive Officer of inSilicon and the Chairman of the Board of Directors of inSilicon, accompanied by inSilicon’s Solicitation/Recommendation Statement on Schedule 14D-9.

We (or our nominees) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.  The offer price for the Offer is $4.05 per Share, net to the seller in cash (the “Offer Price”), without interest thereon, upon the terms and subject to the conditions of the Offer.

2.  The Offer is being made for all outstanding Shares.

3.  The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date (as defined below) that number of Shares that, together with the Shares then owned by the Purchaser and Synopsys (if any), represent a majority of all then outstanding Shares, calculated on a fully diluted basis including all Shares issued or issuable upon the redemption of the exchangeable preferred stock of inSilicon Canada Ltd. and the exercise of all then outstanding options to purchase Shares, other than options with a per Share exercise price that is greater than the Offer Price (which Shares are referred to as inSilicon’s “Fully Diluted Shares” and which condition is referred to as the “Minimum Condition” herein), and (ii) the termination or expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer. As of July 23, 2002, inSilicon’s majority stockholder, Phoenix Technologies Ltd., held an aggregate number of Shares that represented 58.4% of all then outstanding Fully Diluted Shares. Phoenix Technologies has entered into a Tender and Voting Agreement with Synopsys, dated as of July 23, 2002, pursuant to which it agreed, solely in its capacity as a stockholder of inSilicon, to tender all of its Shares to the Purchaser in the Offer. Assuming that Phoenix Technologies tenders its Shares to the Purchaser in the Offer in compliance with its Tender and Voting Agreement with Synopsys, the Minimum Condition will be satisfied. In addition, all of inSilicon’s directors and executive officers have entered into Tender and Voting Agreements with Synopsys, each dated as of July 23, 2002, pursuant to which they agreed, solely in their capacity as stockholders of inSilicon, to tender all of their Shares to the Purchaser in the Offer.

4.  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 23, 2002 (the “Merger Agreement”), by and among Synopsys, the Purchaser and inSilicon pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into inSilicon (the “Merger”), with inSilicon surviving the Merger as a wholly owned subsidiary of Synopsys. As a result of the Merger, each outstanding Share (other than Shares owned by Synopsys, the Purchaser, inSilicon or any subsidiary of Synopsys or inSilicon, or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon.

5.  The inSilicon Board of Directors has, based upon a unanimous recommendation of a special committee of the Board of Directors of inSilicon, (i) determined that the Merger Agreement is advisable, (ii) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger, taken together) are at a price and on terms that are in the best interests of the holders of Shares (other than inSilicon’s majority stockholder, Phoenix Technologies, with respect to which the inSilicon Board of Directors has made no determination), and (iii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Accordingly, the inSilicon Board of Directors recommends that the stockholders of inSilicon (other than Phoenix Technologies, as to which the inSilicon board of directors makes no recommendation) accept the Offer and tender their Shares to the Purchaser in the Offer.

6.  The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Wednesday, September 4, 2002 (the “Expiration Date”), unless the Offer is extended by the Purchaser, in which event the term “Expiration Date” shall mean the latest time at which the Offer, as so extended by the Purchaser, will expire.

7.  Any stock transfer taxes applicable to a sale of Shares to the Purchaser will be borne by the Purchaser.

8.  Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent for the Offer, or except as set forth in Instruction 6 of the Letter of Transmittal for the Offer, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 30% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See the Letter of Transmittal for the Offer.

Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Date.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

On the terms and subject to the conditions of the Offer, promptly after the Expiration Date, the Purchaser will accept for payment, and pay for, all Shares validly tendered to the Purchaser in the Offer and not properly withdrawn prior to the Expiration Date. To validly tender Shares in the Offer (i) the certificate(s) representing the tendered Shares, together with the related Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary for the Offer prior to the Expiration Date, (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offer to Purchase (a) either the related Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message described in the Offer to Purchase, and any other required documents, must be received by the Depositary for the Offer prior to the Expiration Date, and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation described in the Offer to Purchase must be received by the Depositary for the Offer prior to the Expiration Date, or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase prior to the Expiration Date. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
OF INSILICON CORPORATION

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of Ferrite Acquisition Corp., dated August 6, 2002 (the “Offer to Purchase”), and the related Letter of Transmittal relating to shares of common stock, par value $0.001 per share (the “Shares”), of inSilicon Corporation, a Delaware corporation.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

Number of Shares to be Tendered(1):

                                 Shares

SIGN HERE

Signature(s)

Please Type or Print Name(s)

Please Type or Print Address(es)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

Dated:                         , 2002
(1)	Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

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